Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004

At the meeting, each of the nominees for Trustees was elected, as follows:

	     Votes	Votes
	for	withheld
Jameson A. Baxter	42,091,343	2,330,752
Charles B. Curtis	42,090,087	2,332,008
Myra R. Drucker	42,081,900	2,340,195
Charles E. Haldeman, Jr.	42,094,415	2,327,680
John A. Hill	42,089,353	2,332,742
Ronald J. Jackson	42,116,829	2,305,266
Paul L. Joskow	42,103,615	2,318,480
Elizabeth T. Kennan	42,068,680	2,353,415
John H. Mullin, III	42,100,974	2,321,121
Robert E. Patterson	42,101,451	2,320,644
George Putnam, III	42,078,826	2,343,269
A.J.C. Smith*	42,035,054	2,387,041
W. Thomas Stephens	42,087,663	2,334,432
Richard B. Worley	42,072,197	2,349,898



January 10, 2005 meeting



A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment
Company Act was defeated as follows:

	     Votes for	Votes Against		Abstentions

	29,165,312	3,117,501		11,832,051

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

	     Votes For	Votes Against		Abstentions

	29,329,628	2,940,975		11,844,261

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime
Money Market Fund was approved as follows:


	     Votes for	Votes Against		Abstentions

	30,821,832	1,582,863		11,710,169

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	     Votes for	Votes Against		Abstentions

	29,715,837	2,256,776		12,142,251



All tabulations are rounded to the nearest whole number.

*Mr. Smith resigned from the Board of Trustees on January
21, 2005.